NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 10, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2008 first quarter operating loss of ($2,137,000) on total revenue of $4,481,000 as compared to a 2007 first quarter operating loss of ($1,749,000) on total revenue of $4,586,000.  Griffin reported a 2008 first quarter net loss of ($1,609,000) and a basic and diluted net loss per share of ($0.32) as compared to a 2007 first quarter net loss of ($1,288,000) and a basic and diluted net loss per share of ($0.25).

The higher operating loss in the 2008 first quarter principally reflects lower operating results at Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division.  Griffin Land reported lower results from its leasing operations and lower profit from property sales for the 2008 first quarter as compared to the 2007 first quarter.  Property sales occur periodically, and changes in revenue and profit from year to year from these transactions are generally not indicative of any trends in the real estate business.  Although revenue from Griffin Land’s leasing operations increased in the 2008 first quarter over the 2007 first quarter, an increase in building operating expenses more than offset the increased revenue.  The higher building operating expenses principally reflect expenses related to two industrial buildings placed in service after the 2007 first quarter and a small warehouse building acquired in the fourth quarter of last year.  Market activity for the leasing of warehouse and industrial space softened in the second half of 2007 and has not yet shown signs of a significant recovery.  Market activity for the leasing of office space remains weak.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), incurred a 2008 first quarter operating loss that was essentially unchanged from its 2007 first quarter operating loss.  Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business.  Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.  Griffin’s general corporate expense was lower in the 2008 first quarter as compared to the 2007 first quarter, due principally to expenses incurred last year for litigation against the Company.  That litigation was subsequently settled later in the year.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to Griffin’s development of new buildings, Griffin’s plans with respect to its holdings in Centaur Media and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal  year ended December 1, 2007. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	March 1, 2008		March 3, 2007
Revenue
Landscape nursery net sales	$424		$567
Rental revenue and property sales	4,057		4,019
Total revenue	4,481		4,586

Operating profit (loss):
Landscape nursery business	(971)		(1,001)
Real estate business	(68)	(1)	546	(1)
General corporate expense	(1,098)		(1,294)
Total operating loss	(2,137)		(1,749)

Interest expense	(849)		(738)
Investment income	383		427
Loss before income tax benefit	(2,603)		(2,060)

Income tax benefit	(994)		(772)

Net loss	$(1,609)		$(1,288)

Basic net loss per common share	$(0.32)		$(0.25)

Diluted net loss per common share	$(0.32)		$(0.25)

Weighted average common shares outstanding
for computation of basic and diluted per share results	5,093		5,133

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.2 million and $1.1 million, respectively, in the 2008 and 2007 first quarters.